PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE 1, 1995)
                                  $500,000,000
                             ELI LILLY AND COMPANY
                       $200,000,000 6.57% NOTES DUE 2016
                       $300,000,000 6.77% NOTES DUE 2036
                            ------------------------
                     Interest payable January 1 and July 1
                            ------------------------

THE 6.57% NOTES DUE 2016 (THE '6.57% NOTES') AND THE 6.77% NOTES DUE 2036 (THE '6.77% NOTES' AND, TOGETHER WITH THE 6.57% NOTES, THE 'NOTES') WILL BE
  REDEEMABLE IN WHOLE OR IN PART, AT THE OPTION OF THE COMPANY AT ANY TIME, AT
  A  REDEMPTION PRICE EQUAL  TO THE GREATER  OF (i) 100%  OF THEIR PRINCIPAL
    AMOUNT OR (ii) THE SUM OF THE PRESENT VALUES OF THE REMAINING SCHEDULED
     PAYMENTS OF PRINCIPAL AND INTEREST THEREON DISCOUNTED TO THE DATE OF REDEMPTION ON A SEMIANNUAL BASIS (ASSUMING A 360-DAY YEAR CONSISTING
       OF  TWELVE  30-DAY  MONTHS)  AT THE  TREASURY  YIELD  (AS DEFINED
        HEREIN) PLUS IN EACH CASE ACCRUED INTEREST TO THE DATE OF REDEMPTION. THE NOTES WILL NOT BE SUBJECT TO ANY SINKING FUND.
          THE NOTES WILL BE REPRESENTED BY ONE OR MORE GLOBAL SECURITIES REGISTERED IN THE NAME OF A NOMINEE OF THE
           DEPOSITORY  TRUST  COMPANY,  AS  DEPOSITARY. BENEFICIAL
              INTERESTS  IN  THE  NOTES  WILL  BE  SHOWN  ON,  AND
              TRANSFERS  THEREOF WILL  BE EFFECTED  ONLY THROUGH,
               RECORDS MAINTAINED BY THE DEPOSITORY (WITH RESPECT
                TO PARTICIPANTS' INTERESTS) AND ITS PARTICIPANTS.
                 EXCEPT  AS DESCRIBED   IN THE  ACCOMPANYING
                    PROSPECTUS,  NOTES IN  DEFINITIVE FORM
                              WILL NOT BE ISSUED.

                            ------------------------
  APPLICATION HAS BEEN MADE TO LIST THE NOTES ON THE NEW YORK STOCK EXCHANGE.
                            ------------------------
THESE SECURITIES HAVE  NOT BEEN APPROVED  OR DISAPPROVED BY  THE SECURITIES  AND
  EXCHANGE   COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES AND  EXCHANGE COMMISSION  OR ANY  STATE SECURITIES  COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR
            THE  PROSPECTUS.  ANY REPRESENTATION TO  THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------
                 6.57% NOTES -- PRICE 100% AND ACCRUED INTEREST
                 6.77% NOTES -- PRICE 100% AND ACCRUED INTEREST
                            ------------------------

                                                                                UNDERWRITING
                                                           PRICE TO             DISCOUNTS AND           PROCEEDS TO
                                                           PUBLIC(1)           COMMISSIONS(2)          COMPANY(1)(3)
                                                     ---------------------  ---------------------  ---------------------
Per 6.57% Note.....................................        100.000%                 .875%                 99.125%
     Total.........................................      $200,000,000            $1,750,000            $198,250,000
Per 6.77% Note.....................................        100.000%                 .875%                 99.125%
     Total.........................................      $300,000,000            $2,625,000            $297,375,000

------------

     (1) Plus accrued interest from January 1, 1996.

     (2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     (3) Before deduction of expenses payable by the Company estimated at $100,000.
                            ------------------------

     The Notes are offered, subject to prior sale, when, as and if accepted by the Underwriters and subject to approval of certain legal matters by Davis Polk & Wardwell, counsel for the Underwriters. It is expected that delivery of the Notes will be made on or about January 10, 1996 through the book-entry facilities of The Depository Trust Company, against payment therefor in immediately available funds.
                            ------------------------

MORGAN STANLEY & CO.
              INCORPORATED
                         GOLDMAN, SACHS & CO.
                                                    J.P. MORGAN SECURITIES INC.

January 5, 1996

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY OR OTHER DEBT SECURITIES OF THE COMPANY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                            ------------------------

     NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company's ratio of earnings to fixed charges for the periods indicated:

NINE MONTHS ENDED SEPTEMBER 30,      PRO FORMA                YEAR ENDED DECEMBER 31,
-------------------------------      ---------      --------------------------------------------
             1995                     1994(1)       1994      1993      1992      1991      1990
-------------------------------      ---------      ----      ----      ----      ----      ----

              6.6                       4.9         14.0      7.6       11.7      19.1      15.7

------------

(1) The pro forma ratio of earnings to fixed charges gives full-year effect to the acquisition of PCS Health Systems, Inc. and related companies (the 'PCS Group') from McKesson Corporation as discussed in 'Recent Developments' in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 as incorporated in the Prospectus. This acquisition was financed with approximately $4 billion of short-term indebtedness in the form of commercial paper of which $1.3 billion was refinanced with long-term indebtedness prior to the date hereof.

     The ratio of earnings to fixed charges represents the historical ratio of the Company and is calculated on a total worldwide basis. The ratio is computed by dividing the sum of earnings from continuing operations before taxes and fixed charges excluding capitalized interest by fixed charges. Fixed charges represent interest expense (including capitalized interest).

                                USE OF PROCEEDS

     The Company intends to use the net proceeds received in connection with the offering of the Notes to reduce short-term indebtedness in the form of commercial paper used to finance the acquisition of the PCS Group. The commercial paper currently bears a weighted average interest rate of 5.81%.

                    PRO FORMA SELECTED FINANCIAL INFORMATION

     The following unaudited pro forma financial information for the year ended December 31, 1994 is qualified in its entirety by and should be read together with the detailed information and financial statements incorporated by reference in the Prospectus. The Unaudited Pro Forma Combined Condensed Statement of Income assumes that the acquisition of the PCS Group was consummated on January 1, 1994. Pro forma balance sheet information is not provided because the PCS Group is included in the historical December 31, 1994 balance sheet in the Company's 1994 Annual Report on Form 10-K.

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                            HISTORICAL    HISTORICAL
                                                            CONT. OPS.    PCS THROUGH        PCS          PRO FORMA
                                                              LILLY        11-21-94      ADJUSTMENTS      COMBINED
                                                            ----------    -----------    -----------      ---------
Net sales................................................     5,711.6        178.9            (0.2)(1)     5,890.3

Cost of sales............................................     1,679.7         94.7                         1,774.4
Research and development.................................       838.7                                        838.7
Acquired research........................................        58.4                                         58.4
Marketing and administrative.............................     1,398.3         47.2            (0.2)(1)     1,445.3
Restructuring and special charges........................        66.0                                         66.0
Other income -- net......................................       (28.1)         0.6            87.2(2)        289.7
                                                                                             230.0(3)
                                                            ----------    -----------    -----------      ---------
                                                              4,013.0        142.5           317.0         4,472.5
Income from continuing operations before income taxes....     1,698.6         36.4          (317.2)        1,417.8
Income taxes.............................................       513.5         15.4           (92.0)(4)       436.9
                                                            ----------    -----------    -----------      ---------
Income from continuing operations........................     1,185.1         21.0          (225.2)          980.9
                                                            ----------    -----------    -----------      ---------
                                                            ----------    -----------    -----------      ---------
Earnings per share of common stock on income from
  continuing operations..................................     $2.05           --             --             $1.70
Weighted average number of common shares outstanding.....       578.4                                        578.4

NOTES   TO   UNAUDITED   PRO   FORMA   COMBINED   CONDENSED   INCOME   STATEMENT

     The Unaudited Pro Forma Combined Condensed Statement of Income has been prepared to reflect the acquisition of the PCS Group as if it had occurred January 1, 1994. The excess of the purchase price over the fair value of the net assets acquired is being amortized on a straight-line basis over a 40-year period.

     Included in the Company's historical Statement of Income for the year ended December 31, 1994 is a pretax special charge of $66.0 million relating to the March 31, 1994 voluntary recall of three of the Company's liquid oral antibiotics as well as a pretax charge of $58.4 million for acquired research associated with the Company's acquisition of Sphinx Pharmaceuticals, Inc. The Company's historical Statement of Income also includes the results of the PCS Group and goodwill amortization and interest expense associated with the transaction from the November 21, 1994, acquisition date, through December 31, 1994.

     Per share data has been restated to reflect the two-for-one stock split declared by the Company's Board of Directors on October 16, 1995, payable to shareholders of record at the close of business November 15, 1995. The effect of the stock split was a 50 percent reduction in the per share data.

     The following is a summary of adjustments reflected in the Unaudited Pro Forma Combined Condensed Statement of Income:

          1) Represents the elimination of intercompany revenue generated pre-acquisition by the PCS Group from Lilly.

          2) Represents the amortization of goodwill over the period of 40 years. Goodwill was determined from the preliminary estimate of excess purchase price over the book value of the PCS Group net assets acquired adjusted to include acquisition-related expenses.

          3) The Statement of Income reflects the increase in interest expense based on issuance of $2.7 billion of short-term debt at an assumed interest rate of 5.5% and $1.3 billion of long-term debt at an assumed interest rate of 8.25%. It is assumed that there are no significant debt issuance costs and that all debt was issued on January 1, 1994 and was outstanding through December 31, 1994.

          4) Represents the tax effect of the Statement of Income adjustments, excluding the goodwill amortization, based upon the statutory rate in effect for the periods shown.

                            DESCRIPTION OF THE NOTES

GENERAL

     The Notes constitute Securities described in the accompanying Prospectus and will be issued under the Indenture referred to in the accompanying Prospectus with Citibank, N.A. as Trustee. The Notes will be unsecured general obligations of the Company and will rank on a parity with the other unsecured and unsubordinated indebtedness for borrowed money of the Company. The 6.57% Notes will be limited to $200,000,000 aggregate principal amount and will mature on January 1, 2016. The 6.77% Notes will be limited to $300,000,000 aggregate principal amount and will mature on January 1, 2036. The Notes are not entitled to the benefit of any sinking fund.

     The Notes will bear interest from January 1, 1996, at the rate of interest stated on the cover page of this Prospectus Supplement. Principal of and interest on the Notes will be payable at the corporate trust office of Citibank, N.A., located at 111 Wall Street, New York, New York. Interest will be payable semi-annually on January 1 and July 1 of each year, beginning July 1, 1996, to the persons in whose names the Notes (or any predecessor Notes) are registered at the close of business on December 15 or June 15 preceding such January 1 or July 1, and may be paid at the option of the Company by checks mailed to such persons at their registered addresses.

     The Notes will have the benefit of certain covenants set forth in the Indenture relating to limitation on liens and limitation on sale and leaseback transactions. See 'Description of Securities -- Certain Covenants' in the Prospectus.

OPTIONAL REDEMPTION

     The Notes will be redeemable in whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of their principal amount or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield, plus in each case accrued interest to the date of redemption.

     'Treasury Yield' means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     'Comparable Treasury Issue' means, in the case of the 6.57% Notes, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes and, in the case of the 6.77% Notes, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes, which prior to 2007 will be deemed to be a 30-year Treasury security, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes. 'Independent Investment Banker' means Morgan Stanley & Co. Incorporated or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee.

     'Comparable Treasury Price' means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated 'Composite 3:30 p.m. Quotations for U.S. Government Securities' or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, the average of the Reference Treasury Dealer Quotations for such redemption date.

'Reference Treasury Dealer Quotations' means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

     'Reference Treasury Dealer' means each of Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co. and J.P. Morgan Securities Inc. and their respective successors; provided however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a 'Primary Treasury Dealer'), the Company shall substitute therefor another Primary Treasury Dealer.

     Holders of Notes to be redeemed will receive notice thereof by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption.

BOOK-ENTRY SYSTEM

     Upon issuance, the Notes will be represented by one or more Global Notes (the 'Book-Entry Notes'). The Global Notes representing Book-Entry Notes will be deposited with, or on behalf of, The Depository Trust Company, as depositary (the 'Depositary'), and registered in the name of a nominee of the Depositary. Book-Entry Notes will not be exchangeable at the option of the Holder (as such term is defined in the Indenture) for certificated Notes and, except under the circumstances described in the Prospectus under 'Description of Securities -- Global Securities,' will not otherwise be issuable in definitive form.

     The Depositary has advised the Company and the Underwriters as follows: The Depositary is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a 'clearing corporation' within the meaning of the New York Uniform Commercial Code, and a 'clearing agency' registered pursuant to the provisions of section 17A of the Securities Exchange Act of 1934, as amended. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     A further description of the Depositary's procedures with respect to Global Securities representing Book-Entry Notes is set forth in the Prospectus under 'Description of Securities -- Global Securities.'

DEFEASANCE

     The Company at its option (a) will be Discharged (as such term is defined in the Indenture) from any and all obligations in respect of the Notes (except for certain obligations to register the transfer and exchange of Notes, replace stolen, lost or mutilated Notes and coupons, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain restrictive covenants of the Indenture, in each case after the Company deposits with the Trustee thereunder, in trust, money or U.S. Government Obligations (as such term is defined in the Indenture) which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, or a combination of money and U.S. Government Obligations, in an amount sufficient to pay all the principal of, and interest on, the Notes on the dates such payments are due in accordance with the terms of the Notes. Among the conditions to the Company's exercising any such option, the Company is required to deliver to the Trustee an opinion of independent counsel to the effect that the deposit and related defeasance would not cause the Holders of the Notes to recognize income, gain or loss for United States Federal income tax purposes and that the Holders will be subject to United States Federal income tax in the same amounts in the same manner and at the same times as would have been the case if such deposit and related defeasance had not occurred.

                                  UNDERWRITERS

     Under the terms of and subject to the conditions contained in an Underwriting Agreement dated January 5, 1996, the Underwriters named below have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective principal amounts of Notes set forth opposite their respective names below:

                                                                     PRINCIPAL AMOUNT    PRINCIPAL AMOUNT
                               NAME                                   OF 6.57% NOTES      OF 6.77% NOTES
------------------------------------------------------------------   ----------------    ----------------

Morgan Stanley & Co. Incorporated.................................     $ 66,668,000        $100,000,000
Goldman, Sachs & Co. .............................................       66,666,000         100,000,000
J.P. Morgan Securities Inc. ......................................       66,666,000         100,000,000
                                                                     ----------------    ----------------
     Total........................................................     $200,000,000        $300,000,000
                                                                     ----------------    ----------------
                                                                     ----------------    ----------------

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Notes are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are committed to take and pay for all of the Notes if any are taken.

     The Underwriters initially propose to offer part of the Notes directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of
 .50% of the principal amount of the Notes. Any Underwriter may allow, and such dealers may reallow, a concession not in excess of .25% of the principal amount of the Notes to certain other dealers. After the initial offering of the Notes, the offering price and other selling terms may from time to time be varied by the Underwriters.

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof.

     In the ordinary course of their respective businesses the Underwriters or affiliates of the Underwriters engage and may in the future engage in commercial banking and investment banking transactions with the Company and affiliates of the Company.

                                    EXPERTS

     The consolidated financial statements of the Company incorporated by reference in the Company's Annual Report (Form 10-K) for the year ended December 31, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

PROSPECTUS
                                 $1,000,000,000
                             ELI LILLY AND COMPANY
                                DEBT SECURITIES

                            ------------------------

     Eli Lilly and Company (the 'Company' or 'Lilly') may offer from time to time its debt securities (the 'Securities') having an aggregate initial offering price of up to $1,000,000,000 (or the equivalent in foreign currency or currency units) on terms to be determined at the time of sale. The Securities may be sold for U.S. dollars, foreign currencies or currency units, and the principal of, premium, if any, and interest, if any, on the Securities may be payable in U.S. dollars, foreign currencies or currency units. The Securities may be issued in one or more series with the same or various maturities at or above par or with an original issue discount. The Securities may be issued in registered form ('Registered Securities'), in bearer form, with or without coupons ('Bearer Securities'), or in the form of one or more global securities (each a 'Global Security'). Bearer Securities will be offered only outside the United States and its possessions to Non-United States persons or to offices located outside the United States and its possessions of certain United States financial institutions or to other qualifying persons in accordance with United States Treasury Regulations Section 1.163-5(c)(2)(i)(D). The specific designation, aggregate principal amount, currency or currency unit in which the principal, premium, if any, or interest, if any, is payable, authorized denominations, purchase price, maturity, rate or rates (which may be fixed or variable) and time of payment of any interest, redemption or repurchase terms, any listing on a securities exchange and any other specific terms of the Securities in respect of which this Prospectus is being delivered (the 'Offered Securities') are set forth in the accompanying supplement to this Prospectus (the 'Prospectus Supplement'), together with the terms of offering of the Offered Securities.

                            ------------------------

THESE SECURITIES HAVE  NOT BEEN APPROVED  OR DISAPPROVED BY  THE SECURITIES  AND
   EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES COMMISSION  NOR  HAS THE
     SECURITIES  AND  EXCHANGE   COMMISSION  OR   ANY  STATE   SECURITIES
       COMMISSION   PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                            ------------------------

     The Securities may be offered through underwriters, agents or dealers, or directly to purchasers by the Company or subsidiaries of the Company. If an underwriter, agent or dealer is involved in the offering of any Offered Securities, the underwriter's discount, agent's commission or dealer's purchase price will be set forth in, or may be calculated from, the Prospectus Supplement, and the net proceeds to the Company from such offering will be the public offering price of the Offered Securities less such discount in the case of an underwriter, the purchase price of the Offered Securities less such commission in the case of an agent or the purchase price of the Offered Securities in the case of a dealer, and less, in each case, the other expenses of the Company associated with the issuance and distribution of the Offered Securities. Any such underwriter (or any representative thereof), dealer or agent may include Morgan Stanley & Co. Incorporated. See 'Plan of Distribution' for possible indemnification arrangements for dealers, underwriters and agents.

                            ------------------------

June 1, 1995

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------
                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the 'Commission'). The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington D.C. 20549 at prescribed rates. Such reports, proxy statements and other information concerning the Company also can be inspected at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, at the American Stock Exchange, 86 Trinity Place, New York, New York 10006 and at the Pacific Stock Exchange Incorporated, 301 Pine Street, San Francisco, California 94101.

                            ------------------------
                     INFORMATION INCORPORATED BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 and the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1995, which have been filed by the Company with the Commission pursuant to the Exchange Act, are incorporated herein by reference.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the Securities, shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the respective date of filing of each such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will furnish without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents. Requests should be directed to Eli Lilly and Company, Shareholder Services Department, Lilly Corporate Center, Indianapolis, Indiana 46285, telephone number (317) 276-2000.

                                  THE COMPANY

     Eli Lilly and Company was incorporated in 1901 under the laws of Indiana to succeed to the drug manufacturing business founded in Indianapolis, Indiana, in 1876 by Colonel Eli Lilly. The Company, including its subsidiaries, is engaged in the discovery, development, manufacture and sale of products and the provision of services in one industry segment -- Life Sciences. Products are manufactured or distributed through owned or leased facilities in the United States, Puerto Rico and 26 other countries, in 19 of which the Company owns or has an interest in manufacturing facilities. Its products are sold in approximately 117 countries. Through its PCS Health Systems subsidiary, the Company provides pharmacy benefit management services in the United States.

     Most of the Company's products were discovered or developed through the Company's research and development activities, and the success of the Company's business depends to a great extent on the introduction of new products resulting from these research and development activities. Research efforts are primarily directed toward the discovery of products to diagnose and treat diseases in human beings and animals and to increase the efficiency of animal food production. The principal executive offices of the Company are located at Lilly Corporate Center, Indianapolis, Indiana 46285, telephone number (317) 276-2000.

                                USE OF PROCEEDS

     Unless otherwise indicated in the Prospectus Supplement, the net proceeds to be received by the Company from sales of the Securities will be used for general corporate purposes, which may include reducing short-term indebtedness in the form of commercial paper used to finance the acquisition of the pharmacy benefits management business of McKesson Corporation, a Delaware corporation, working capital, capital expenditures, stock repurchases, repayment and refinancing of other indebtedness and acquisitions.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company's ratio of earnings to fixed charges for the periods indicated:

              YEAR ENDED DECEMBER 31,
----------------------------------------------------
  PRO
 FORMA
1994(1)     1994     1993     1992     1991     1990
-------     ----     ----     ----     ----     ----
  5.1       14.0     7.6      11.7     19.1     15.7

------------

(1) The pro forma ratio of earnings to fixed charges gives full-year effect to the acquisition of PCS Health Systems, Inc. from McKesson Corporation as discussed in 'Recent Developments' in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as incorporated herein by reference. This acquisition was financed with approximately $4 billion of short-term indebtedness in the form of commercial paper of which $800,000,000 was refinanced with long-term indebtedness.

     The ratio of earnings to fixed charges represents the historical ratio of the Company and is calculated on a total worldwide basis. The ratio is computed by dividing the sum of earnings from continuing operations before taxes and fixed charges excluding capitalized interest by fixed charges. Fixed charges represent interest expense (including capitalized interest).

                           DESCRIPTION OF SECURITIES

     The Securities are to be issued under an Indenture (the 'Indenture'), between the Company and Citibank, N.A., as Trustee (the 'Trustee'). The form of the Indenture, dated as of February 1, 1991, is an exhibit to the Registration Statement of which this Prospectus is a part. The Indenture incorporates the Company's Standard Multiple-Series Indenture provisions, a copy of which is an exhibit to the Registration Statement. The Indenture does not limit the aggregate principal amount of Securities which may be issued thereunder. The Company may issue Securities under the Indenture as the

Company shall see fit. The Company may enter into one or more additional indentures providing for the issuance of Securities with one or more banking institutions organized under the laws of the United States of America, any state thereof or such foreign jurisdictions as may be permitted under the Trust Indenture Act of 1939, as amended, serving as trustee. Reference is made to the Prospectus Supplement for information regarding the Indenture or any additional indenture under which the Offered Securities will be issued.

     The statements under this heading are subject to the detailed provisions of the Indenture. Whenever particular provisions of the Indenture or terms defined therein are referred to, such provisions or definitions are incorporated by reference herein as a part of the statements made and the statements are qualified in their entirety by such reference.

     General: The Securities will be unsecured general obligations of the Company and will rank on a parity with the other unsecured and unsubordinated indebtedness for borrowed money of the Company. The Indenture provides that the Offered Securities and other unsecured debt securities of the Company, without limitation as to aggregate principal amount (collectively, the 'Indenture Securities'), may be issued in one or more series, and a single series may be issued at various times, with different maturity dates and different interest rates, in each case as authorized from time to time by the Company.

     One or more series of the Indenture Securities may be issued with the same or various maturities at par or at a discount. Offered Securities bearing no interest or interest at a rate which at the time of issuance is below the market rate ('Original Issue Discount Securities') will be sold at a discount (which may be substantial) below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto.

     If any of the Offered Securities are sold for any foreign currency or currency unit or if the principal of, premium, if any, or interest, if any, on any of the Offered Securities is payable in any foreign currency or currency unit, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Offered Securities and such foreign currency or currency unit will be set forth in the Prospectus Supplement relating thereto.

     The Prospectus Supplement will state the price or prices (which may be expressed as a percentage of the aggregate principal amount thereof) at which the Offered Securities will be sold.

     Reference is made to the Prospectus Supplement relating to the Offered Securities for the following terms thereof:

          (1) the specific designation of the Offered Securities;

          (2) the aggregate principal amount of the Offered Securities;

          (3) the date or dates on which the principal of and premium, if any, on the Offered Securities shall be payable or the method of determination thereof;

          (4) the rate or rates (which may be fixed or variable) at which the Offered Securities shall bear interest, if any, or the method by which such rate or rates shall be determined, the date or dates from which such interest shall accrue, or the method by which such date or dates shall be determined, the date or dates on which such interest shall be payable and the record dates therefor;

          (5) if other than in U.S. dollars, the currency or currency unit in which payment of the principal of, premium, if any, and interest, if any, on the Offered Securities shall be payable and the Dollar Determination Agent (as defined in the Indenture), if any;

          (6) if the amount of payments of the principal of, premium, if any, or interest, if any, on the Offered Securities may be determined with reference to an index, formula or other method based on a currency or currency unit, or other commodity as permitted, other than that in which the Offered Securities are stated to be payable, the manner in which such amounts shall be determined;

          (7) if the principal of, premium, if any, or interest, if any, on the Offered Securities are to be payable at the election of the Company or a holder thereof in a currency or currency unit other than that in which the Offered Securities are stated to be payable, the period or periods within which and the terms and conditions upon which such election may be made;

          (8) the place or places where the principal of, premium, if any, and interest, if any, on the Offered Securities shall be payable;

          (9) the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Securities may be redeemed, in whole or in part, at the option of the Company;

          (10) the obligation, if any, of the Company to redeem, purchase or repay the Offered Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Securities shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation;

          (11) whether the Offered Securities are to be issued as Bearer Securities and, if so, (i) whether the Offered Securities are also to be issued as Registered Securities and (ii) the manner in which such Bearer Securities are to be dated;

          (12)  whether the Offered Securities  are to be issued  in whole or in part in the form of one or more Global Securities and, if so, the identity of the Depositary (as defined in the Indenture) for such Global Security or Securities;

          (13) if a temporary Global Security is to be issued with respect to the Offered Securities, whether any interest thereon payable on an interest payment date prior to the issuance of a permanent Global Security or definitive Bearer Securities will be paid to the Depositary for such temporary Global Security and, in such event, the terms and conditions upon which such interest payments received by such Depositary will be credited to the account of the persons entitled thereto on such interest payment date;

          (14) if a temporary Global Security is to be issued with respect to the Offered Securities, the terms upon which interests in such temporary Global Security may be exchanged for interests in a permanent Global Security or for definitive Securities of the series and the terms upon which interests in a permanent Global Security, if any, may be exchanged for definitive Securities of the series;

          (15) if any of the Offered Securities are to be issued in registered form, the denominations, if other than denominations of $1,000 and any integral multiple thereof, in which such Registered Securities are to be issued and, if any of the Offered Securities are to be issued in bearer form, the denominations, if other than the denomination of $5,000, in which such Bearer Securities are to be issued;

          (16) if other than the principal amount thereof, the portion of the principal amount of the Offered Securities payable upon declaration of acceleration of the maturity of the Offered Securities;

          (17) the provisions, if any, relating to the cancellation and satisfaction of the Indenture or certain covenants contained in the Indenture with respect to the Offered Securities prior to the maturity thereof pursuant to Section 12.02 thereof (see 'Defeasance of the Indenture and the Indenture Securities');

          (18) any deletions from or modifications of or additions to the Events of Default set forth in Section 6.01 or covenants contained in Article 5 of the Indenture pertaining to the Offered Securities;

          (19) whether and under what circumstances and with what procedures and documentation the Company will pay additional amounts on any of the Offered Securities to any holder who is not a United States Person (including a definition of such term), in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether the Company will have the option to redeem such Securities rather than pay additional amounts (and the terms of any such option);

          (20) the Person to whom any interest on any Registered Security shall be payable, if other than the Person in whose name that Security (or a Predecessor Security) is registered at the close of business on the record date therefor, the manner in which, or the Person to whom any interest on any Bearer Security shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature and the extent to which, or the manner in which, any interest payable on a temporary Global Security will be paid; and

          (21) any other terms of the Offered Securities not inconsistent with the provisions of the applicable Indenture and not adversely affecting the rights of the holders of any other series of Indenture Securities then outstanding. (Section 3.01)

     The Company may authorize the issuance and provide for the terms of a series of Indenture Securities pursuant to a resolution of its Board of Directors or any duly authorized committee thereof or pursuant to a supplemental indenture. The provisions of the Indenture described above provide the Company with the ability, in addition to the ability to issue Indenture Securities with terms different from those of Indenture Securities previously issued, to 'reopen' a previous issue of a series of Indenture Securities and to issue additional Indenture Securities of such series.

     The Indenture Securities may be issued as Registered Securities, Bearer Securities or both. Indenture Securities of a series may be issued in whole or in part in the form of one or more Global Securities, as described below under 'Global Securities.' One or more Global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding Indenture Securities of the series to be represented by such Global Security or Securities. The Prospectus Supplement relating to a series of Indenture Securities denominated in a foreign currency or currency unit will specify the denomination thereof. (Section 3.02)

     Limitations on the issuance of Bearer Securities, as well as certain Federal income tax consequences and other special considerations applicable to any such Bearer Securities, will be described in the Prospectus Supplement relating thereto.

     Exchange, Registration and Transfer: At the option of a holder of the Indenture Securities upon request confirmed in writing, and subject to the terms of the applicable Indenture, Bearer Securities (with all unmatured coupons, except as provided below) of any series may be exchanged for an equal aggregate principal amount of Registered Securities (if the Indenture Securities of such series are to be issued as Registered Securities) or Bearer Securities (if Bearer Securities of such series are to be issued in more than one denomination) of the same series (with the same interest rate and maturity date), but no Bearer Security will be delivered in or to the United States, and Registered Securities of any series (other than a Global Security, except as set forth below) will be exchangeable into an equal aggregate principal amount of Registered Securities of the same series (with the same interest rate and maturity date) of different authorized denominations. If a holder surrenders Bearer Securities in exchange for Registered Securities between a Regular Record Date or, in certain circumstances, a Special Record Date (each as defined in the Indenture), and the relevant interest payment date, such holder will not be required to surrender the coupon relating to such interest payment date. Registered Securities may not be exchanged for Bearer Securities. (Section 3.05)

     Indenture Securities may be presented for exchange, and Registered Securities (other than a Global Security) may be presented for transfer (with the form of transfer endorsed thereon duly executed), at the office of any transfer agent or at the office of the Security Registrar, without service charge and upon payment of any taxes and other governmental charges as described in the applicable Indenture. Such transfer or exchange will be effected upon the transfer agent or the Security Registrar, as the case may be, being satisfied with the documents of title and identity of the person making the request. Bearer Securities, and the coupons if any appertaining thereto, will be transferable by delivery. (Section 3.05)

     Global Securities: The Indenture Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, the Depositary identified in the Prospectus Supplement relating thereto. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for Indenture Securities in definitive form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. (Sections 3.03 and 3.05)

     The specific terms of the depositary arrangement with respect to any Indenture Securities of a series will be described in the Prospectus Supplement relating thereto. The Company anticipates that the following provisions will apply to all depositary arrangements.

     Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Indenture Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary ('participants'). The accounts to be credited shall be designated by the underwriters or agents through which such Indenture Securities were sold or by the Company, if such Indenture Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security or by participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary for a Global Security, or its nominee, is the owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Indenture Securities represented by such Global Security for all purposes under the Indenture governing such Indenture Securities. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have Indenture Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Indenture Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Indenture Securities.

     Subject to certain limitations on the issuance of Bearer Securities which will be described in the Prospectus Supplement relating thereto, payments of principal of, premium, if any, and interest, if any, on Indenture Securities registered in the name of or held by a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Security representing such Indenture Securities. None of the Company, the Trustee for such Indenture Securities, any paying agent or the Security Registrar for such Indenture Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Indenture Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for Indenture Securities of a series, upon receipt of any payment of principal, premium, if any, or interest, if any, in respect of a permanent Global Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in 'street name,' and will be the responsibility of such participants. Receipt by owners of beneficial interests in a temporary Global Security of payments in respect of such temporary Global Security may be subject to restrictions. Any such restrictions will be described in the Prospectus Supplement relating thereto.

     If a Depositary for Indenture Securities of a series is at any time unwilling or unable to continue as Depositary and a successor depositary is not appointed by the Company within ninety days, the Company will issue Indenture Securities of such series in definitive form in exchange for the Global Security or Securities representing the Indenture Securities of such series. In addition, the Company may at any time and in its sole discretion determine not to have any Indenture Securities of a series represented by one or more Global Securities and, in such event, will issue Indenture Securities of such series in definitive form in exchange for the Global Security or Securities representing such Indenture Securities. Further, if the Company so specifies with respect to the Indenture Securities of a series, each Person specified by the Depositary of the Global Security representing Indenture Securities of such series may, on terms acceptable to the Company and the Depositary for such Global Security, receive

Indenture Securities of such series in definitive form. In any such instance, each Person so specified by the Depositary of the Global Security will be entitled to physical delivery in definitive form of Indenture Securities of the series represented by such Global Security equal in principal amount to such Person's beneficial interest in the Global Security. Indenture Securities of such series so issued in definitive form will be issued (a) as Registered Securities if the Indenture Securities of such series are to be issued as Registered Securities, (b) as Bearer Securities if the Indenture Securities of such series are to be issued as Bearer Securities or (c) as either Registered or Bearer Securities, if the Indenture Securities of such series are to be issued in either form. A description of certain restrictions on the issuance of a Bearer Security in definitive form in exchange for an interest in a Global
Security will be contained in the Prospectus Supplement relating thereto. (Section 3.05)

     Payment and Paying Agents: Payment of principal of, premium, if any, and interest, if any, on Bearer Securities will be made in the currency or currency unit designated in the Prospectus Supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as the Company may appoint from time to time. Any such payment may be made, at the option of a holder, by a check in the designated currency or currency unit or by transfer to an account in the designated currency or currency unit maintained by the payee with a bank located outside the United States. No payment with respect to any Bearer Security will be made at the principal corporate trust office of the Trustee or any other paying agency maintained by the Company in the United States nor will any such payment be made by transfer to an account with a bank located, or by check mailed to an address, in the United States. Notwithstanding the foregoing, payments of principal of and premium, if any, and interest, if any, on Bearer Securities may be made in U.S. dollars at the principal corporate trust office of the Trustee in the Borough of Manhattan, The City of New York, if payment of the full amount thereof at all paying agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Sections 3.11 and 5.02)

     Unless otherwise set forth in the applicable Prospectus Supplement, payment of principal of and premium, if any, on Registered Securities will be made in the designated currency or currency unit against surrender of such Registered Securities at the principal corporate trust office of the Trustee in the Borough of Manhattan, The City of New York. Unless otherwise indicated in the Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the person in whose same such Registered Security is registered at the close of business on the regular record date for such interest. Unless otherwise indicated in the Prospectus Supplement, payments of such interest will be made at the principal corporate trust office of the Trustee in the Borough of Manhattan, The City of New York, or by a check in the designated currency or currency unit mailed to each holder of a Registered Security at such holder's registered address. (Section 3.11)

     The paying agents outside the United States initially appointed by the Company for a series of Indenture Securities will be named in the Prospectus Supplement. The Company may terminate the appointment of any of the paying agents from time to time, except that the Company will maintain at least one paying agent in the Borough of Manhattan, The City of New York, for payments with respect to Registered Securities and at least one paying agent in a city in Europe so long as any Bearer Securities are outstanding where Bearer Securities may be presented for payment and may be surrendered for exchange, provided that so long as any series of Indenture Securities is listed on The International Stock Exchange of the United Kingdom and the Republic of Ireland or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a paying agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for such series of Indenture Securities. (Section 5.02)

     All moneys paid by the Company to a paying agent for the payment of principal of, premium, if any, or interest, if any, on any Indenture Security that remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company and the holder of such Indenture Security entitled to receive such payment will thereafter look only to the Company for payment thereof. (Section 12.05)

     Concerning the Trustee: The Trustee shall, prior to the occurrence of any Event of Default (as defined in the Indenture) with respect to the Indenture Securities of any series and after the curing or

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
waiving of all Events of Default with respect to such series which have occurred, perform only such duties as are specifically set forth in such Indenture. During the existence of any Event of Default with respect to the Indenture Securities of any series, the Trustee shall exercise such of the rights and powers vested in it under the Indenture with respect to such series and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

     The Trustee may acquire and hold Indenture Securities and, subject to certain conditions, otherwise deal with the Company as if it were not Trustee under the Indenture. (Section 7.03)

     The Company has lines of credit from the Trustee.

     Modification of the Indenture: The Indenture contains provisions permitting the Company and the Trustee, without the consent of the holders of the Indenture Securities, to establish, among other things, the form and terms of any series of Indenture Securities issuable thereunder by one or more supplemental indentures, to add covenants and to provide for security for the Indenture Securities, and, with the consent of the holders of not less than a majority of the aggregate principal amount of the Indenture Securities of any series at the time outstanding, evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture with respect to Indenture Securities of such series or modifying in any manner the rights of the holders of the Indenture Securities of such series; provided, however, that no such supplemental indenture shall (i) extend the fixed maturity, or the earlier optional date of maturity, if any, of any Indenture Security of a particular series or reduce the principal amount thereof or the premium thereon, if any, or reduce the rate or extend the time of payment of interest, if any, thereon, or make the principal thereof or premium, if any, or interest, if any, thereon payable in any currency or currency unit other than as provided pursuant to the Indenture or in the Indenture Securities of such series, without the consent of the holder of each Indenture Security so affected, or (ii) reduce the aforesaid percentage of Indenture Securities of any series, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of all Indenture Securities of such series outstanding thereunder. (Sections 10.01 and 10.02)

     Certain Covenants: Unless otherwise provided in the Indenture Securities, the Indenture contains a covenant by the Company not to create, assume or suffer to exist any lien on any Restricted Property (described below) to secure any debt of the Company, any subsidiary or any other person, or permit any subsidiary to do so, without securing the Indenture Securities of any series having the benefit of the covenant by such lien equally and ratably with such debt for so long as such debt shall be so secured, subject to certain exceptions specified in the Indenture. Exceptions include: (a) existing liens or liens on facilities of corporations at the time they become subsidiaries; (b) liens existing on facilities when acquired, or incurred to finance the purchase price, construction or improvement thereof; (c) certain liens in favor of or required by contracts with governmental entities; and (d) liens otherwise prohibited by such covenant, securing indebtedness which, together with the aggregate amount of outstanding indebtedness secured by liens otherwise prohibited by such covenant and the value of certain sale and leaseback transactions, does not exceed 15% of the Company's consolidated net tangible assets (defined in the Indenture as total assets less current liabilities and intangible assets). (Section 5.09)

     Unless otherwise provided in the Indenture Securities, the Indenture also contains a covenant by the Company not to, and not to permit any subsidiary to, enter into any sale and leaseback transaction covering any Restricted Property unless (a) the Company would be entitled under the provisions described above to incur debt equal to the value of such sale and leaseback transaction, secured by liens on the facilities to be leased, without equally and ratably securing the Indenture Securities, or (b) the Company, during the six months following the effective date of such sale and leaseback transaction, applies an amount equal to the value of such sale and leaseback transaction to the voluntary retirement of long-term indebtedness or to the acquisition of Restricted Property. (Section 5.10)

     The Indenture defines Restricted Property as (a) any manufacturing facility (or portion thereof) owned or leased by the Company or any subsidiary and located within the continental United States which, in the opinion of the Board of Directors, is of material importance to the business of the Company and its subsidiaries taken as a whole, but no such manufacturing facility (or portion thereof) shall be deemed of material importance if its gross book value (before deducting accumulated

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
depreciation) is less than 2% of the Company's consolidated net tangible assets, or (b) any shares of capital stock or indebtedness of any subsidiary owning any such manufacturing facility. (Section 5.09)

     Because the covenants described above cover only manufacturing facilities in the continental United States, the Company's manufacturing facilities in Puerto Rico are excluded from the operation of the covenants.

     There are no other restrictive covenants contained in the Indenture. The Indenture does not contain any provision which will restrict the Company from incurring, assuming or becoming liable with respect to any indebtedness or other obligations, whether secured or unsecured, or from paying dividends or making other distributions on its capital stock or purchasing or redeeming its capital stock. The Indenture does not contain any financial ratios, or specified levels of net worth or liquidity to which the Company must adhere. In addition, the Indenture does not contain any provision which would require that the Company repurchase or redeem or otherwise modify the terms of any of its Securities upon a highly-leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company which may adversely affect the creditworthiness of the Securities.

     Default and Certain Rights on Default: The Indenture provides that upon the happening of any Event of Default with respect to any series of Indenture Securities specified therein (unless it is inapplicable to such series of Indenture Securities or it is specifically deleted in the supplemental indenture or Board Resolution under which such series of Indenture Securities is issued or has been modified in any such supplemental indenture), including (i) failure to pay interest when due on the Indenture Securities of such series outstanding thereunder, continued for 30 days; (ii) failure to pay principal or premium, if any, when due (whether at maturity, declaration or otherwise) on the Indenture Securities of such series outstanding thereunder; (iii) failure to observe or perform any covenant of the Company in the Indenture or the Indenture Securities of such series (other than a covenant included in the Indenture or the Indenture Securities solely for the benefit of a series of Indenture Securities other than such series), continued for 60 days after written notice from the Trustee or the holders of 25% or more in aggregate principal amount of the Indenture Securities of such series outstanding thereunder; (iv) certain events of bankruptcy, insolvency or reorganization; and (v) any other Event of Default as may be specified for such series, the Trustee or the holders of 25% or more in aggregate principal amount of Indenture Securities of such series outstanding thereunder may declare the principal amount of all Indenture Securities of such series to be due and payable immediately, but if all defaults with respect to Indenture Securities of such series (other than non-payment of accelerated principal) are cured and there has been no sale of property under any judgment or decree for the payment of moneys due which shall have been obtained or entered, the holders of a majority in aggregate principal amount of the Indenture Securities of such series outstanding thereunder may waive the default and rescind the declaration and its consequences. (Section 6.01)

     The  Indenture  provides  that  the  holders  of  a  majority  in aggregate principal amount of the Indenture Securities of any series outstanding thereunder may, subject to certain exceptions, direct the time, method and place of conducting any proceeding for any remedy available to, or exercising any power or trust conferred upon, the Trustee with respect to Indenture Securities of such series and may on behalf of all holders of Indenture Securities of such series waive any past default and its consequences with respect to Indenture Securities of such series, except a default in the payment of the principal of, premium, if any, or interest, if any, on any of the Indenture Securities of such series. (Section 6.06)

     Holders of any Security of any series may not institute any proceeding to enforce the Indenture unless the Trustee shall have refused or neglected to act for 60 days after a request and offer of satisfactory indemnity by the holders of 25% or more in aggregate principal amount of the Indenture Securities of such series outstanding thereunder, but the right of any holder of any Security of any series to enforce payment of the principal of, premium, if any, or interest, if any, on his Indenture Securities when due shall not be impaired without the consent of such holder. (Section 6.04)

     The Trustee is required to give the holders of any Security of any series notice of default with respect to such series (Events of Default summarized above, exclusive of any grace period and irrespective of any requirement that notice of default be given) known to it within 90 days after the happening thereof, unless cured before the giving of such notice, but, except for defaults in payments of the principal of, premium, if any, or interest, if any, on the Indenture Securities of such series, the Trustee may withhold notice if and so long as it determines in good faith that the withholding of such notice is in the interests of the holders of the Securities of such series.

     The Company is required to deliver to the Trustee each year an officers' certificate stating whether such officers have obtained knowledge of any default by the Company in the performance of certain covenants and, if so, specifying such default and the nature thereof. (Section 5.06)

     Consolidation, Merger and Sale of Assets: The Company, without the consent of the Holders of any of the Outstanding Securities under the Indenture, may consolidate or merge with or into, or transfer or lease substantially all of its assets to, any Person that is a corporation organized and validly existing under the laws of any domestic jurisdiction, or may permit any such Person to consolidate with or merge into the Company or convey, transfer or lease substantially all of its assets to the Company, provided (a) that any successor Person assumes the Company's obligations on the Securities under the Indenture,
(b) that after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing, and (c) that certain other conditions are met. (Section 11.02)

     Defeasance of the Indenture and the Indenture Securities: If the Prospectus Supplement relating to the Offered Securities so provides, the Company at its option (a) will be Discharged (as such term is defined in the Indenture) from any and all obligations in respect of the Offered Securities (except for certain obligations to register the transfer and exchange of Securities, replace stolen, lost or mutilated Securities and coupons, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain restrictive covenants of the Indenture, in each case after the Company deposits with the Trustee thereunder, in trust, money, and, in the case of Securities and coupons denominated in U.S. dollars, U.S. Government Obligations (as defined in the Indenture) or, in the case of Securities and coupons denominated in a foreign currency, Foreign Government Securities (as defined in the Indenture), which through the payment of interest thereon and principal thereof in accordance with their terms will provide money or a combination of money, and U.S. Government Obligations or Foreign Government Securities, as the case may be, in an amount sufficient to pay in the currency, currencies or currency unit or units in which the Offered Securities are payable all the principal of, and interest on, the Offered Securities on the date such payments are due in accordance with the terms of the Offered Securities. Among the conditions to the Company's exercising any such option, the Company is required to deliver to the Trustee an opinion of independent counsel of recognized standing to the effect that the deposit and related defeasance would not cause the Holders of the Offered Securities to recognize income, gain or loss for United States Federal income tax purposes and that the Holders will be subject to United States Federal income tax in the same amounts, in the same manner and at the same time as would have been the case if such deposit and related defeasance had not occurred. (Sections 12.01 and 12.02)

                              PLAN OF DISTRIBUTION

     The Company may offer the Securities (i) to or through one or more underwriters, (ii) to or through dealers, (iii) through agents, or (iv) directly or through its subsidiaries to purchasers. The Prospectus Supplement will describe the method of distribution of the Offered Securities.

     The distribution of Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices.

     If underwriters are used in the offering of Offered Securities, the names of the managing underwriter or underwriters and any other underwriters, and the terms of the transaction, including compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement relating to such offering. Only underwriters named in a Prospectus Supplement will be deemed to be underwriters in connection with the Offered Securities described therein. Firms not so named will have no direct or indirect participation in the underwriting of such Offered Securities, although such a firm may participate in the distribution of such Offered Securities under circumstances entitling it to a dealer's commission. It is anticipated that any underwriting agreement pertaining to any Offered

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
Securities will (i) entitle the underwriters to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the 'Securities Act'), or to contribution for payments which the underwriters may be required to make in respect thereof, (ii) provide that the obligations of the underwriters will be subject to certain conditions precedent, and (iii) provide that the underwriters generally will be obligated to purchase all Offered Securities if any are purchased.

     The Company also may sell Offered Securities to a dealer as principal. In such event, the dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transactions will be set forth in the Prospectus Supplement relating thereto.

     Offered Securities also may be offered through agents designated by the Company from time to time. Any such agent will be named, and the terms of any such agency will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in such Prospectus Supplement, any such agent will act on a best efforts basis for the period of its appointment.

     As one of the means of direct issuance of the Indenture Securities, the Company may utilize the services of any available electronic auction system to conduct an electronic 'dutch auction' of the Indenture Securities among potential purchasers who are eligible to participate in the auction of such Indenture Securities, if so described in the Prospectus Supplement.

     Dealers and agents named in a Prospectus Supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the Offered Securities described therein and, under agreements which may be entered into with the Company, may be entitled to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution for payments which they may be required to make in respect thereof. Underwriters, dealers and agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.

     In connection with the original issuance of Offered Securities issued as Bearer Securities, in order to meet the requirements set forth in U.S. Treasury Regulation Section 1.163-5(c)(2)(i)(D), each underwriter, dealer and agent will agree to certain restrictions in connection with the original issuance of such Offered Securities. Such restrictions will be described in the Prospectus Supplement relating thereto.

     Offers to purchase Securities may be solicited directly by the Company or through its subsidiaries and sales thereof may be made by the Company directly to institutional investors or others. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

                                 LEGAL MATTERS

     The legality of the Securities offered hereby will be passed upon by Dewey Ballantine, 1301 Avenue of the Americas, New York, New York, on behalf of the Company, and Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, on behalf of the underwriters or agents, if any. Dewey Ballantine and Davis Polk & Wardwell in rendering their opinions, will rely, as to matters governed by the laws of the State of Indiana, upon the opinion of Daniel P. Carmichael, Secretary and Deputy General Counsel for the Company.

                                    EXPERTS

     The consolidated financial statements of the Company incorporated by reference in the Company's Annual Report (Form 10-K) for the year ended December 31, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                       12